UNITED STATES

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SCHEDULE 14A

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ALPHABET INC.

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Google UK: 2019 Gender Pay Report Ensuring equitable and fair compensation At Google, we have always held ourselves to a key principle when it comes to compensation: that people should be paid fairly and equitably based on what they do, rather than who they are. In order to calculate employee pay, we consider variables such as the market rate for their job, their level within the company, their location, promotion history, and their performance rating. While we design compensation to be fair from the outset, because these are human processes, in order to be truly equitable, we also look for unexplained pay differences and make upward pay adjustments where necessary before employees’ compensation goes into effect. Our most recent global pay equity analysis was in December 2019, where we increased compensation for 2 percent of employees, totalling $5.1 million across different demographic groups. Ensuring fairness is a never-ending process, and our pay equity analysis is just one part of a larger effort to improve our diversity and inclusion at Google. 2019 UK gender pay gap report at Google The UK Government requires organisations with 250 or more employees to publish and report specific figures about their gender pay gap. The gender pay gap is the difference between the average earnings of men and women, expressed relative to men’s earnings. Transparency, accountability and fairness remain a top priority for us and in accordance with the UK Gender Pay Gap Reporting Regulations, we are sharing our 2019 figures in the chart below. We calculated the difference in the average hourly pay rate between women and men at Google, expressed as a percentage of the average male earnings and found that: our median hourly gender pay gap is 19 percent and our mean hourly pay gap is 18 percent, both in favour of men. The chart below shows the proportion of female Googlers in each pay quartile; there is a 35 percent median and 52 percent mean difference in bonus and equity pay in favour of men.

While our global pay equity analysis ensures that we have no significant pay differences between individuals based on gender (when accounting for role, performance and other factors); the percentage gaps we are seeing in the UK continue to be driven by a lack of female representation in both senior leadership and in engineering/technical roles at Google. We have more men than women in these roles, who are paid more based on the market rates for such roles. We are also seeing this in our bonus results as well; while men and women at Google have an equal opportunity to earn a bonus, those in senior leadership roles get more equity than others. Additionally, employees in technical roles typically receive more equity than those in non-technical roles because the market for their technological expertise is so competitive. Our lack of women in senior leadership and technical roles, combined with these equity models, contribute to our bonus pay gap. Increasing the number of women in technical and leadership roles We’ve seen a small reduction in our hourly pay gap i.e. in 2018, our median gender pay gap was 20 percent in favour of men, and our mean gap was 19 percent, but this progress is still not enough, nor is it reflective of the high standards we hold ourselves to. And while we acknowledge that the lack of female representation in technical/engineering as well as senior leadership roles is a systemic and industry problem, we can and should do better. We have invested in additional efforts and programmes to improve the representation of our workforce in the UK. This includes building out our assigned recruitment teams that focus on candidate engagement and hiring, specifically for both leadership and technical roles. We are prioritising mandatory training on building representative teams and to date, we have trained over 80 percent of our hiring staff. These efforts also include a change in how we are recruiting; we’ve upskilled over 300 new interviewers across EMEA to better

Google equip them to assess software engineering manager candidates from a broader range of backgrounds. In addition, we now ensure that all our job adverts go through a dedicated debiasing process to help us create more inclusive and effective job postings to increase the diversity of candidates that apply. We know that it will take time for all these measures to result in significant change, but we have started to see this investment reflect positively in our hiring. As a result of our efforts, the percentage of women at Google UK has increased from 34% to 35% between last year’s report (April 2018) and this year’s report (April 2019)—encompassing an increase from 16% to 20% in leadership roles and 20% to 21% in technical and engineering roles. Fostering a truly representative culture where women can thrive To improve the pipeline of female candidates, we’ve increased our support and engagement with organisations that champion females in tech—particularly at the educational level. We’ll continue with our work to introduce students to opportunities at Google, whether this be for our development programmes, internships, or full time roles. This work helps to connect people from all backgrounds to career opportunities at Google and we can see positive progress from our efforts in this space. For example, to prepare female students for careers in tech, we continued with several of our programmes this year including awarding scholarships across the Women Techmakers initiative and Students With Disabilities, to support students from underrepresented groups. Conferences remain a crucial venue to reaching talent from a wide range of communities and we increased the number of events we invested in the UK—specifically on women in tech, by a third in 2019. We had a significant presence at the Women of Silicon Roundabout, which is the flagship conference for women in Tech in the UK. We adapted our approach this year to have a specific focus on hiring, which included hosting workshop sessions to upskill potential candidates on Systems Design—a key assessment area in our software engineer interviews. Knowing the importance of intersectionality and addressing the concerns of marginalised groups, we hosted our first State of Black Women event in London. We also held an event for female engineers at Google, which brought together women and non-binary people in engineering to help them with growth and development. For International Women’s Day, we hosted the first EMEA Leadership roundtable event in London which focused on actively engaging with the attendees regarding potential future opportunities.

Google Looking to the future and making substantive progress We know that we have a lot more work to do to reduce the gender pay gap even further and we are committed to this. We’ve hired Karina Govindji as our director of diversity, equity, and inclusion for EMEA. Karina brings a wealth of experience in diversity and inclusion, and she will be applying this knowledge to establish impactful programmes across our hiring, retention, progression, and inclusion initiatives. In particular, she will focus on helping reinforce greater manager accountability to diversity, equity, and inclusion. As a company, we know that our best work happens when our workforce reflects the world around us, and when we create a culture at work where everyone feels they belong . We’ll continue to hold true to these beliefs and increase representation across the company through our talent engagement and community outreach efforts. You can see our progress and learn more about our efforts to improve representation, hiring, and attrition at diversity.google.com. Ronan Harris, Vice President, UK and Ireland, Google. I confirm that the data reported here is accurate.

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SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE. SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND ITS DIRECTORS, OFFICERS AND AFFILIATES. INFORMATION REGARDING THE INTERESTS OF CERTAIN OF THE COMPANY’S DIRECTORS, OFFICERS AND AFFILIATES WILL BE AVAILABLE IN THE DEFINITIVE PROXY STATEMENT.

The Definitive Proxy Statement and any other relevant materials that will be filed with the SEC will be available free of charge at the SEC’s website at www.sec.gov. In addition, the Definitive Proxy Statement (when available) and other relevant documents will also be available, without charge, by directing a request by mail to Attn: Investor Relations, Alphabet Inc., 1600 Amphitheater Parkway, Mountain View, California, 94043 or by contacting investor-relations@abc.xyz. The Definitive Proxy Statement and other relevant documents will also be available on the Company’s Investor Relations website at https://abc.xyz/investor/other/annual-meeting/.

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The Company and its directors and certain of its executive officers may be considered participants in the solicitation of proxies with respect to the proposals under the Definitive Proxy Statement under the rules of the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, also will be included in the Definitive Proxy Statement and other relevant materials to be filed with the SEC when they become available.